Form of	Exhibit (g)(31)
LETTER AGREEMENT
November 14, 2012
Steven Bennett, Esq.
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC/2S
Boston, Massachusetts 02111
Dear Mr. Bennett:
Please be advised that Janus Investment Fund (the “Trust”) has established Janus Diversified Alternatives Fund (the “Fund”), as a new series of the Trust, effective on or about December 28, 2012. Pursuant to Section 18 of the existing Amended and Restated Custodian Contract between the Trust and State Street Bank and Trust Company (“State Street”) (the “Contract”), the Trust requests confirmation that State Street will act as custodian for the Fund under the terms of the Contract.
Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND
By:
Stephanie Grauerholz-Lofton,
Vice President and Secretary

STATE STREET BANK AND TRUST COMPANY
By:
Michael F. Rogers
Executive Vice President

Agreed to this ____ day of _____________ 2012